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                                                                       Exhibit 8


                          [BAKER & DANIELS LETTERHEAD]




September 15, 1997



Simon DeBartolo Group, Inc.
National City Center
Suite 15 East
115 West Washington Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

         You have asked our opinion concerning the federal income tax matters pertaining to Simon DeBartolo Group, inc. (the "Company") in connection with the issuance and sale by the Company of 747,000 shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock").

         In connection with the opinions expressed herein, we have reviewed: (i) the Registration Statement on Form S-3, Registration No. 333-11431 (the "Registration Statement"), and the Prospectus constituting a part thereof, dated September 20, 1996, relating to the issuance from time to time of up to $750,000,000 aggregate public offering price of Common Stock, Preferred Stock, Depository Shares and Warrants of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act"); and (ii) the Prospectus Supplement dated September 11, 1997, relating to an offering of Common Stock as filed pursuant to Rule 424 promulgated under the 1933 Act (the "Prospectus Supplement"). All capitalized terms used herein and not otherwise defined have the meanings given them in the Registration Statement.

         We have also examined and, with your consent, relied upon the following: (i) the Fifth Amended and Restated Agreement of Limited Partnership
of Simon DeBartolo Group, L.P. (the "Operating Partnership"); (ii) the Third Amended and Restated Agreement of Limited Partnership of Simon Property Group, L.P.; (iii) the opinions of Willkie Farr & Gallagher, dated as of August 9,
1996, addressed to Simon Property Group, Inc., the former name of the Company; and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.
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Simon DeBartolo Group, Inc.               -2-                 September 15, 1997



         In our examination of documents, we have assumed, with your consent,
(i) that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) that all such documents have been or will be duly executed to the extent required;
(iii) that all representations and statements set forth in such documents are true and correct; (iv) that any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) that the Company, the Subsidiary, the Operating Partnership, the Management Companies and the Subsidiary Partnerships at all times will be organized and operated in accordance with the terms of such documents. We have further assumed that, except for any exceptions set forth in the representation letter described in the following paragraph, the statements and descriptions of the Company's, the Subsidiary's, the Operating Partnership's, the Management Companies' and the Subsidiary Partnerships' businesses, properties, and intended activities as described in the Registration Statement and the documents incorporated therein by reference are accurate and complete and that all actions contemplated therein with respect to the organization of each of the Company and the Subsidiary as a REIT have been or will be completed in a timely fashion.

         In addition, we have assumed, as indicated in the Prospectus Supplement, that, in the event that the Operating Partnership acquires more than 10% of the outstanding voting securities of RPT, RPT will then be qualified for taxation as a REIT under the Code.

         For purposes of rendering the opinions expressed herein, we also have assumed, with your consent, the accuracy of the representations contained in the letter from the Company to us of even date herewith. These representations relate to the classification and operation of each of the Company and the Subsidiary as a REIT and the organization and operation of the Operating Partnership, the Subsidiary Partnerships and the Management Companies.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. Commencing with the taxable year ended December 31, 1994 and ending on the Merger Date, the Company (as Simon Property Group, Inc.) has been organized and has operated in a manner so as to qualify for taxation as a REIT under the Code.

         2. Commencing with the Merger Date, the proposed methods of operation of the Company (as Simon DeBartolo Group, Inc.) and the Subsidiary have been organized and have operated in a manner as described in the Registration Statement and as represented by the Company so as to enable the Company and the Subsidiary so as to remain qualified.

         3. The information in the Prospectus under the caption "Federal Income Tax Considerations" and as modified or supplemented in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.
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Simon DeBartolo Group, Inc.               -3-                 September 15, 1997


         This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein. Moreover, each of the Company's and the Subsidiary's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, requirements under the Code regarding income, distributions and diversity of stock ownership. Because each of the Company's and the Subsidiary's satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of its operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8 to the Registration Statement and to the us of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

         We express no opinions as to any federal income tax issue or other matter except those set forth or confirmed above.

                                   Very truly yours,


                                   /s/ BAKER & DANIELS